Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2006 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended February 28, 2006 combine the historical Red Hat, Inc. and JBoss, Inc. consolidated balance sheets and consolidated statement of operations as if Red Hat’s acquisition of JBoss, which occurred on June 2, 2006, had been completed on February 28, 2006 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Balance Sheet and March 1, 2005 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Statements of Operations. The accompanying unaudited pro forma condensed combined financial statements have been developed based on, and should be read in conjunction with, the audited consolidated financial statements of Red Hat contained in its Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and the audited consolidated financial statements of JBoss for the year ended December 31, 2005, which are included as Exhibit 99.1 to the Current Report on Form 8-K to which this exhibit relates. These unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting with Red Hat treated as the acquirer.

As of the date of the Current Report on Form 8-K to which this exhibit relates, Red Hat has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the JBoss assets acquired and the JBoss liabilities assumed and the related allocations of purchase price, nor has Red Hat identified all adjustments necessary, if any, to conform JBoss’s accounting policies to Red Hat’s accounting policies. However, as indicated in Note (a) to the unaudited pro forma condensed combined financial statements, Red Hat has made certain adjustments to the December 31, 2005 historical book values of the assets and liabilities of JBoss to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the estimated fair values of net assets acquired has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once Red Hat has determined the final purchase price for JBoss and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for JBoss. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Red Hat would have been had the JBoss merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include cost savings, if any, that may be realized from operating efficiencies or restructuring costs, if any, that may be incurred in connection with Red Hat’s acquisition of JBoss.

RED HAT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of February 28, 2006

(in thousands)

	Red Hat, Inc. February 28, 2006	JBoss, Inc. December 31, 2005	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$267,547	$6,335	(134,265)	(e1)	$139,617
Investments in debt securities	537,324	—	—		537,324
Accounts receivable, net	58,294	6,072	—		64,366
Earnings in excess of billings	1,498	—	—		1,498
Prepaid expenses and other current assets	16,576	495	328	(e2)	17,399

Total current assets	881,239	12,902	(133,937)		760,204

Property and equipment, net	35,822	1,828	(668)	(e3)	36,982
Identifiable intangibles, net	13,467	3,230	78,460	(e4)	95,157
Goodwill	75,942	—	253,099	(e5)	329,041
Investments in debt securities	272,669	—	—		272,669
Other assets, net	35,102	509	30,822	(e6)	66,433

Total assets	$1,314,241	$18,469	$227,776		$1,560,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,627	$1,074	—		6,701
Accrued expenses and other current obligations	$32,361	3,587	5,468	(e7)	41,416
Deferred revenue	162,934	11,894	(1,308)	(e8)	173,520

Total current liabilities	200,922	16,555	4,160		221,637

Long term deferred revenue	60,554	1,792	(197)	(e8)	62,149
Convertible debentures	570,000	—	—		570,000
Other long term obligations	5,207	3,361	28,296	(e9)	36,864
Series A redeemable preferred stock	—	10,885	(10,885)	(e10)	—

STOCKHOLDERS’ EQUITY:
Minority Interest	771	—	—		771
Common stock	19	23	(22)	(e10)	20
Additional paid-in capital	763,906	4,666	187,611	(e11)	956,183
Deferred compensation	(2,418)	(3,155)	3,155	(e10)	(2,418)
Accumulated deficit	(152,113)	(15,662)	15,662	(e10)	(152,113)
Treasury stock	(124,125)	—	—		(124,125)
Accumulated other comprehensive loss	(8,482)	4	(4)	(e10)	(8,482)

Total stockholders’ equity	477,558	(14,124)	206,402		669,836

TOTAL	$1,314,241	$18,469	$227,776		$1,560,486

See notes to unaudited pro forma condensed combined financial statements.

RED HAT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended February 28, 2006

(in thousands, except per share amounts)

	Red Hat, Inc. Year ended February 28, 2006	JBoss, Inc. Year ended December 31, 2005	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Subscription	$230,444	$11,064	$(1,217)	(f1)	$240,291
Training and services	47,886	5,956	—		53,842

Total subscription and training and services revenue	278,330	17,020	(1,217)		294,133

Cost of subscription and training and services revenue
Cost of subscriptions	21,003	6,276	1,737	(f2)	29, 016
Cost of training and services	27,504	—	—		27,504

Total cost of subscription and training and services revenue	48,507	6,276	1,737		56,520

Gross profit	229,823	10,744	(2,954)		237,613

Operating expense:
Sales and marketing	84,723	11,456	6,230	(f3)	102,409
Research and development	40,883	5,772	875	(f4)	47,530
General and administrative	46,135	4,382	1,787	(f5)	52,304

Total operating expense	171,741	21,610	8,892		202,243

Income (loss) from operations	58,082	(10,866)	(11,846)		35,370
Other income and expense, net	30,053	65	—		30,118
Interest expense	(6,119)	(158)	158	(f6)	(6,119)

Income before provision (benefit) for income taxes	82,016	(10,959)	(11,688)		59,369
Provision (benefit) for income taxes	2,331	—	(327)	(f7)	2,004

Net income (loss)	$79,685	$(10,959)	$(11,361)		$57,365

Diluted income	$85,455	$(10,959)	$(11,361)		$63,135

Net income per share:
Basic	$0.45				$0.31
Diluted	$0.41				$0.29

Weighted average shares outstanding:
Basic	178,112		6,711	(f8)	184,823
Diluted	207,815		7,435	(f9)	215,250

See notes to unaudited pro forma condensed combined financial statements.

RED HAT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(a)	The pro forma condensed combined balance sheet has been adjusted to reflect a preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $331 million. This amount was derived from 1) a combination of Red Hat common shares and options issued in exchange for outstanding JBoss common, preferred and restricted shares and vested options which had a combined value of approximately $193 million, 2) cash consideration paid to stockholders of approximately $130 million and 3) debt paid on behalf of stockholders of approximately $4 million. The purchase price also includes the fair value of Red Hat options issued as of the closing date of the merger in exchange for similar, partially-vested, outstanding JBoss stock options and estimated related transactions costs. The following table summarizes the estimated purchase consideration.

	Common Shares Par $0.0001	Additional Paid-in Capital	Total
	(in thousands)	(in thousands)	(in thousands)
Issuance of Red Hat common stock to JBoss stockholders – 6,710,766 @ $27.51 (1)	$1	$184,612	$184,613
Fair value of Red Hat options issued in exchange of JBoss outstanding options		7,665	7,665
Cash consideration paid to and or on behalf of JBoss stockholders			130,379
Debt paid on behalf of JBoss stockholders			3,886
Estimated transaction costs			4,778

Total consideration	$1	$192,277	$331,321

(1)	The number of shares of Red Hat common stock issued of is based on the outstanding shares of JBoss common stock, preferred stock, restricted stock and fully vested stock options with varying exchange ratios at a price of $28.76 per Red Hat share. $28.76 represents the average closing price of Red Hat common stock for 20 days as of May 31, 2006. For purposes of determining purchase accounting treatment, the fair value of the common shares issued was $27.51 which represents the average closing price within 4 days of the acquisition.

Red Hat has not completed an assessment of the fair value of assets and liabilities of JBoss and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Red Hat’s tangible and identifiable intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of the date of the merger.

Total
(in thousands)
Identifiable intangible assets adjusted to fair value (see detail below)	$79,173
Cash	2,199
Accounts receivable at fair value	8,756
Fixed assets at fair value	1,919
Other assets at fair value	1,796
Deferred revenue liability at fair value	(16,842)
Accrued liabilities at fair value	(5,509)
Goodwill	259,829

Total consideration allocated	$331,321

Upon completion of the fair value assessment, Red Hat anticipates that the ultimate purchase price and purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Red Hat is also obligated to pay up to approximately $70 million at specified times during the two years after the closing upon the achievement of certain performance milestones related to sales of JBoss products and services during calendar years 2006 and 2007. Any additional payments will be recorded as an adjustment to goodwill.

(b)	The following table summarizes the allocation of estimated identifiable intangible assets resulting from the merger. For purposes of this allocation, Red Hat has estimated a fair value of JBoss identifiable intangible assets related to customer contracts, customer relationships, developed technology and tradenames and trademarks based on the net present value of the projected income stream of these identifiable intangible assets. The resulting fair value is being amortized over the estimated useful life of each identifiable intangible asset.

	Expense Type	Estimated Life (Years)	Total (in thousands)
Developed technology	Cost of revenue	5	4,100
Customer contracts and relationships – Direct	Sales and marketing	15	51,000
Customer contracts and relationships – Channel	Sales and marketing	12	13,000
Employee covenants not to compete	Sales and marketing	2	73
Tradenames and trademarks	General and administrative	7	11,000

Total identifiable intangible assets			$79,173

(c)	Deferred income tax effects resulting from purchase accounting adjustments are estimated at Red Hat’s annual effective tax rate.

(d)	Red Hat recorded an approximately $31.7 million net deferred tax liability which has been offset by a reduction of Red Hat’s deferred tax asset valuation allowance. Pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the deferred tax liability and the offsetting tax benefit resulting from the change in Red Hat’s valuation allowance was accounted for as an increase and reduction to goodwill, respectively.

RED HAT, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

(e)	The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the following (in thousands):

(e1)	Cash consideration.

(e2)	Adjustment to reflect the fair value of prepaid and other current assets, net and miscellaneous reclassifications to conform with Red Hat presentation.

(e3)	Adjustment to conform to Red Hat capitalization policy and write-off of certain assets to be disposed as a result of the acquisition.

(e4)	Adjustment to reflect fair value of identifiable intangible assets of $79,173 less elimination of $(713) of JBoss historical intangible assets, see Note (a).

(e5)	Adjustment to reflect the recording of goodwill.

(e6)	Adjustment to recognize deferred tax asset of $31,657, as described in Note (d), and reflect the fair value of other assets, net of $(835).

(e7)	Adjustment to recognize acquisition costs of $4,778, payment of the current portion of debt $(525) and reflect the fair value of accrued expenses and other current obligations, including severance cost of $1,215.

(e8)	Adjustment to reflect the fair value of JBoss deferred revenue based on cost to service historical liability and reasonable profit margin.

(e9)	Adjustment to recognize deferred tax asset of $31,657, as described in Note (d), and payment of long-term debt of $(3,361).

(e10)	Elimination of JBoss historical net book value in equity accounts.

(e11)	Adjustment to recognize the fair value of common stock issued of $184,612 and stock options issued of $7,665, as described in Note (a), and elimination of JBoss historical net book value in equity accounts of $(4,666).

(f)	The unaudited pro forma combined condensed statement of operations has been adjusted to reflect the following (in thousands):

(f1)	Adjustment to reflect a decrease in revenue resulting from fair value adjustments to deferred revenue, see Note (e8).

(f2)	Adjustment to reflect a net increase in amortization expense resulting from allocating the purchase price to identifiable intangible assets of $820 and additional stock compensation expense of $917.

(f3)	Adjustment to reflect a net increase in amortization expense resulting from allocating the purchase price to identifiable intangible assets of $4,520 and additional stock compensation expense of $1,710.

(f4)	Adjustment to reflect additional stock compensation expense of $875.

(f5)	Adjustment to reflect a net increase in amortization expense resulting from allocating the purchase price to identifiable intangible assets of $1,571, additional stock compensation expense of $667 and a decrease in depreciation and amortization expense related to fair value adjustments to property and equipment and intangible assets of $(451).

(f6)	Adjustment to reflect the decrease in interest expense resulting from payment of JBoss debt.

(f7)	Adjustment to reflect tax benefit resulting from JBoss net loss at Red Hat annual effective tax rate of 2.8% for the year ended February 28, 2006.

(f8)	Number of Red Hat common shares issued to JBoss stockholders.

(f9)	Estimated additional common stock dilution resulting from issuance of Red Hat stock options in exchange for JBoss outstanding stock options at acquisition.